UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM 15

          CERTIFICATION  AND NOTICE  OF  TERMINATION OF  REGISTRATION UNDER
          SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number         0-28268
                                                     ----------------------


                               USCS INTERNATIONAL, INC.
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                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          2969 PROSPECT PARK DRIVE, RANCHO CORDOVA, CALIFORNIA 95670-6148,
                                    (916) 636-4500
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          (ADDRESS, INCLUDING  ZIP  CODE, AND  TELEPHONE NUMBER,  INCLUDING
          AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                    COMMON STOCK
          ----------------------------------------------------------------
               (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                         NONE
          ------------------------------------------------------------


          (TITLES OF  ALL OTHER CLASSES OF  SECURITIES FOR WHICH  A DUTY TO
          FILE
                    REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

          PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

          Rule 12g-4(a)(1)(i)   [ X ]         Rule 12h-3(b)(1)(i)   [   ]
          Rule 12g-4(a)(1)(ii)  [   ]         Rule 12h-3(b)(1)(ii)  [   ]
          Rule 12g-4(a)(2)(i)   [   ]         Rule 12h-3(b)(2)(i)   [   ]
          Rule 12g-4(a)(2)(ii)  [   ]         Rule 12h-3(b)(2)(ii)  [   ]
                                              Rule 15d-6            [   ]

          Approximate number of holders of record as of the certificate
          or notice date:                       195
                           ----------------------------------------------

          Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          Date:  December 21, 1998         By: /s/ James E. Laramy, Esq.
                 -----------------------       ----------------------------
                                               James E. Larmy, Esq.
                                               Vice President, General
                                               Counsel and Secretary

          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.